Filed Pursuant to Rule 424(b)(5)

Registration No. 333-251255

Prospectus Supplement

(To Prospectus dated December 22, 2020)

This prospectus supplement amends and supplements the information in the prospectus supplement, dated December 8, 2023, filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-251255) (the “Prior Prospectus”), relating to the offer and sale of up to $4,037,193 of our shares of common stock, par value $0.0002 per share (the “common stock”), pursuant to that certain Sales Agreement, dated December 8, 2023 (the “Sales Agreement”), by and between us (formerly known as NightHawk Biosciences, Inc.) and A.G.P./Alliance Global Partners (“A.G.P.” or the “sales agent”) relating to the sale of shares of our common stock from time to time through or to A.G.P., acting as sales agent or principal, in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

Under the Sales Agreement, we have sold, through the date of this prospectus supplement, an aggregate of 157,071 shares of common stock and received gross proceeds of approximately $56,319.

Our common stock is listed on the NYSE American under the symbol “SCPX.”  On March 6, 2024, the last reported sale price of our common stock on the NYSE American was $0.3131 per share.

As of the date of this prospectus supplement, the aggregate market value of our outstanding common stock held by non-affiliates is $10,691,997, which is calculated based on 24,692,834 shares of our outstanding common stock held by non-affiliates and a price of $0.433 per share, the closing price of our common stock on January 9, 2024, which is the highest closing sale price of our common stock on the NYSE American within the prior 60 days of this prospectus supplement. During the prior twelve calendar month period that ends on and includes the date hereof, we have sold an aggregate of 157,071 shares of our common stock for aggregate gross proceeds of $56,319 pursuant to General Instruction I.B.6 to Form S-3.

The purpose of this prospectus supplement is to terminate our continuous offering under the Prior Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prior Prospectus, this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 7, 2024